As filed with the Securities and Exchange Commission on March 2, 2009
Registration No. 333-157451

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRINCETON NATIONAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3210283 (I.R.S. employer identification no.)

606 S. Main Street, Princeton, Illinois 62356
(Address of principal executive offices, including zip code)

With a copy to:

Tony J. Sorcic President and Chief Executive Officer Princeton National Bancorp, Inc. 606 S. Main Street Princeton, Illinois 62356 (Name and address of agent for service)	Timothy E. Kraepel Howard & Howard Attorneys PLLC 450 West Fourth Street Royal Oak, Michigan 48067-2557 (248) 645-1483

(815) 875-4444
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☑ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be registered	Amount to be	offering price	Aggregate	Amount of
Fixed Rate Cumulative	Registered	per share	offering price	registration fee(4)
Perpetual Preferred, Series B, no par value per share	25,083	$1,000(1)	$25,083,000(1)	$985.77
Warrant to Purchase Common Stock ($5.00 par value) and underlying shares of Common Stock	155,025(2)	$24.27(3)	$3,762,457(3)	$147.87
Total			$28,845,457	$1,133.64

(1)	Calculated in accordance with Rule 457(a) under the Securities Act and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred, Series B, there are being registered hereunder (a) a warrant to purchase 155,025 shares of common stock with an initial per share exercise price of $24.27 per share, (b) the 155,025 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $24.27.

(4)	The Registration Fee was previously paid to the Commission.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of Illinois, on March 2, 2009.

PRINCETON NATIONAL BANCORP, INC.
(Registrant)

By:	/s/ Tony J. Sorcic
Tony J. Sorcic
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony J. Sorcic Tony J. Sorcic	President, Chief Executive Officer and Director (Principal Executive Officer)	March 2, 2009

/s/ Todd D. Fanning Todd D. Fanning	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	March 2, 2009

** Craig O. Wesner	Chairman of the Board and Director	March 2, 2009

** Daryl Becker	Director	March 2, 2009

** Gretta Bieber	Director	March 2, 2009

Signature		Title	Date

** Gary C. Bruce		Director	March 2, 2009

** Sharon L. Covert		Director	March 2, 2009

** John R. Ernat		Director	March 2, 2009

** Donald E. Grubb		Director	March 2, 2009

** Mark Janko		Director	March 2, 2009

** Willard O. Lee		Director	March 2, 2009

** Ervin I. Pietsch		Director	March 2, 2009

** Stephen W. Samet		Director	March 2, 2009

**By:	/s/ Tony J. Sorcic Tony J. Sorcic, Attorney-in-Fact

EXHIBIT INDEX

		Previously	Filed
Exhibit No.	Description	Filed	Herewith

4.1	Amended and Restated Certificate of Incorporation, including amendments thereto	X
4.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to the 2007 Annual Report on Form 10-K)	X
4.3	Certificate of Designations for the Series B Preferred Stock (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on January 27, 2009)	X
4.4	Letter Agreement dated January 23, 2009 including the Securities Purchase Agreement — Standard Terms incorporated by reference therein between the Company and the U.S. Treasury (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed on January 29, 2009)	X
4.5	Warrant to purchase up to 155,025 shares of Common Stock issued January 23, 2009 (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed on January 29, 2009)	X
4.6	Rights Agreement dated as of July 29, 2003 (incorporated by reference from Registration Statement on Form 8-A filed on August 1, 2003)	X
5.1	Opinion of Howard & Howard Attorneys PLLC	X
12.1	Computation of Earnings to Fixed Charges Ratio	X
23.1	Consent of BKD, LLP	X
23.2	Consent of KPMG LLP		X
23.3	Consent of Howard & Howard Attorneys PLLC (included in Exhibit 5.1 hereto)	X
24.1	Power of Attorney	X